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THE LOEWEN GROUP INC.

(NYSE, TSE, ME: LWN)                               NEWS


Investor contacts:                                 Media Contact:
Chris Hunter, Director, Investor Relations         Dave Laundy, Vice President
The Loewen Group Inc.                              Corp. Communications
Tel: (800) 347-7010                                Tel: (604) 293-7857


                              FOR IMMEDIATE RELEASE


                      LOEWEN GROUP ANNOUNCES CASH DIVIDENDS

                         ON COMMON AND PREFERRED SHARES


VANCOUVER, BC, May 14, 1998 -- The Loewen Group Inc. announced today that a cash dividend of US $0.10 per share on the Company's Common shares has been declared payable on July 2, 1998. For Canadian shareholders, the dividend will be paid in Canadian funds converted at the Bank of Canada noon exchange rate on June 18, 1998. It is expected that the Common shares will begin trading ex-dividend on June 16, 1998.

The Company also announced today that the scheduled quarterly cash dividend of Cdn $0.375 per share on the Company's 6% Cumulative Redeemable Convertible First Preferred Shares, Series C has been declared payable on July 2, 1998 to shareholders of record on June 23, 1998. It is expected that the preferred shares will begin trading ex-dividend on June 19, 1998.

With corporate offices in Vancouver and Philadelphia, The Loewen Group Inc. is the second largest and fastest growing funeral home and cemetery operator in North America in terms of revenues and assets. The Company employs approximately 16,000 people and owns or operates more than 1,100 funeral homes, over 500 cemeteries in the United States, Canada and the United Kingdom. Over 90 per cent of the Company's revenue is derived from the United States.


The Loewen Group's website is located at http://www.loewengroup.com

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